VERA BRADLEY CO-FOUNDER PATRICIA R. MILLER ANNOUNCES RETIREMENT FROM THE COMPANY’S BOARD OF DIRECTORS

FORT WAYNE, Ind., August 19, 2019 - Vera Bradley (NASDAQ: VRA) (the “Company”) today announced co-founder and long-time board member Patricia R. Miller is retiring from the Company’s board of directors, effective August 30, 2019.
Miller and close friend Barbara Bradley Baekgaard co-founded Vera Bradley in 1982, and Miller has served as a member of the Company’s board of directors since then. From 1982 through June 2010, she served as Co-President of the Company. In June 2010, she was appointed National Spokesperson for the Company where she continued to promote the brand until her retirement in October 2012.
Miller took a leave of absence from the Company in 2005 and 2006 to serve as the first Secretary of Commerce for the State of Indiana and the Chief Executive Officer of the Indiana Economic Development Corporation.
In 1994, the loss of a dear friend to breast cancer inspired Miller and Baekgaard to add a new dimension to Vera Bradley, establishing the Vera Bradley Foundation for Breast Cancer. To date, the Foundation has raised over $32 million for breast cancer research at the Indiana University Melvin and Bren Simon Cancer Center.
In addition to serving on the board of the Vera Bradley Foundation for Breast Cancer, Miller serves as a director for the Indiana University Foundation, and in the past, she has served as a board member for more than 15 non-profit organizations. Miller has received numerous awards including the Entrepreneur of the Year Award for the State of Indiana from Arthur Young/VENTURE in 1987 (awarded jointly with Baekgaard), the Indiana Commission for Women Torchbearer Award for Business in 2007, the Indiana Living Legend Award from the Indiana Historical Society in 2008, and Outstanding Philanthropist from National Philanthropy Day in 2008. In addition, she has been recognized by her Alma Mater, Indiana University, with the Distinguished Alumni Service Award in 2003, the IU Foundation President's Medallion in 2010, the William L. Haeberle Entrepreneurship Legacy Award in 2012, and the Partners in Philanthropy Herman B Wells Visionary Award in 2016.
Robert Hall, Chairman of the Vera Bradley board of directors, noted, “As co-founder of Vera Bradley, Pat was an integral and important part in the growth and success of our Company. Throughout her career at Vera Bradley, Pat provided leadership and strategic direction to the business, guiding the development of the Company’s operations and supply chain infrastructure and the growth of its employee base. Her broad array of institutional knowledge, historical perspective, and extensive executive and finance experience has made her an invaluable member of our board. On behalf of the board and the entire Company, I want to thank her for her exemplary and dedicated service.”
Miller noted, “As a co-founder of Vera Bradley, it has been my privilege to serve on the board for the last 37 years. I am extremely proud of the Company’s growth, from an idea between two friends, to the globally recognized Vera Bradley of today. I am confident that Vera Bradley will continue to be successful for many years.”
The Company is served by ten remaining board members with a diverse set of skills and backgrounds: Barbara Bradley Baekgaard, co-founder of Vera Bradley; Richard Baum, managing partner of private equity firm Consumer Growth Partners; Robert Hall, Chairman of the Vera Bradley board and President of private investment firm Green Gables Partners; Mary Lou Kelley, former President of E-Commerce for Best Buy; John Kyees, retired Chief Investor Relations Officer of Urban Outfitters; Matthew McEvoy, former Chief of Strategy and New Business Development at Burberry Group; Michael Miller, Patricia Miller’s husband and retired senior partner in the law firm of Hunt Suedhoff Kalamaros; Frances Philip, former Chief Merchandising Officer of L.L. Bean; Edward Schmults, Chief Executive Officer of Calyx Peak Companies; and Robert Wallstrom, Chief Executive Officer of Vera Bradley.
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About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, the Company’s online outlet site, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,200 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, third-party inventory liquidators, and royalties recognized through licensing agreements.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

In July 2019, Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumer following. The Pura Vida brand has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

CONTACT:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116